UNITED STATES SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C.  20549

                               PROXY STATEMENT
      Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.  )

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                            PIER 1 IMPORTS, INC.
              (Name of Registrant as Specified In Its Charter)


                            PIER 1 IMPORTS, INC.
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102






                                                            May 20, 1997



Dear Shareholder:

  On behalf of the Board of Directors and Management, you are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Thursday, June 26, 1997, at the Fort Worth Club, Trinity Room, 306 West 7th Street, 12th Floor, Fort Worth, Texas. The formal Notice of the Annual Meeting of Shareholders and Proxy Statement are attached. Please read them carefully.

  It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, please complete the proxy card located in the envelope's address window by indicating your vote on the issues presented and sign, date and return the proxy in the prepaid envelope provided. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.



                                Sincerely,







                                Clark A. Johnson
                                Chairman and Chief Executive Officer

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                          Fort Worth, Texas  76102



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held June 26, 1997





  The Annual Meeting of Shareholders of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), will be held on June 26, 1997, at 10:00 a.m., local time, at the Fort Worth Club, Trinity Room, 306 West 7th Street, 12th Floor, Fort Worth, Texas for the following purposes:

     (1) To elect seven Directors to hold office until the next Annual Meeting of Shareholders.

     (2) To consider and vote upon the adoption of the Senior Management Annual Bonus Plan.

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Only holders of record of Common Stock at the close of business on May 7, 1997, are entitled to notice of and to vote at the Annual Meeting. A complete list of shareholders entitled to vote will be available for examination at the Company's offices at 301 Commerce Street, Suite 600, Fort Worth, Texas by any Company Shareholder during ordinary business hours for a period of ten days prior to the date of the Annual Meeting.

  To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.

                                        By Order of the Board of Directors,




                                        J. Rodney Lawrence
                                        Senior Vice President and Secretary
May 20, 1997
Fort Worth, Texas



               PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY,
        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102

                          ________________________


                               PROXY STATEMENT
                                     For
                       ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held June 26, 1997


  This Proxy Statement is being furnished to the holders of Common Stock, par value $1.00 per share (the "Common Stock") of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on June 26, 1997, and at any adjournments or postponements thereof. Shareholders representing a majority of the Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the meeting. The Board of Directors has fixed the close of business on May 7, 1997, as the record date for the determination of the Shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, 45,360,945 shares of Common Stock were outstanding and entitled to be voted at the meeting. Each share of Common Stock entitles the registered holder thereof to one vote on each matter submitted to a vote at the meeting.

  All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to the meeting, unless the proxies have been properly revoked prior to voting, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors, as noted in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by delivery to the Corporate Secretary of the Company at the Company's principal executive offices at 301 Commerce Street, Suite 600, Fort Worth, Texas 76102 of a written notice of revocation bearing a later date than the proxy, or by duly executing and delivering to the Corporate Secretary a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). With regard to all items submitted for Shareholder vote, abstentions are not counted as voting for approval of a matter and, therefore, will have the same effect as a vote "against" the matter, even though the Shareholder may interpret such action differently. Votes withheld, including broker non-votes, are neither counted as voting for nor against a matter and, therefore, as to that matter will not be treated as shares present and will be disregarded.

  The accompanying proxy also covers shares of Common Stock held for participants in the Company's Stock Purchase Plan and will serve as voting instructions for the Plan administrators to vote such shares.

  This Proxy Statement and the accompanying proxy are being first sent to Shareholders on May 20, 1997.


                            ELECTION OF DIRECTORS

  Seven Directors of the Company are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more Directors is withheld, proxies will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling to accept nomination or election, for the election of such other person as the Board of Directors may recommend. Directors will be elected by holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. The persons listed below are Directors of the Company now in office and are nominees for re-election. The Board of Directors recommends a vote "FOR" the nominees.

Nominees for Directors

CLARK A. JOHNSON

  Clark A. Johnson, age 66, has served as Chairman and Chief Executive Officer of the Company and has been a member of the Executive Committee since March 1988. He has been a Director of the Company since March 1983. From May 1985 to March 1988, Mr. Johnson served as President and Chief Executive Officer of the Company. He is a Director of Albertson's Inc., InterTAN, Inc., Metro Media International Group, Anacomp, Inc. and Heritage Media Corporation.


CHARLES R. SCOTT

  Charles R. Scott, age 69, is a member of the Executive Committee and has been a Director of the Company since March 1983. He is a principal, President and Chief Executive Officer of Leadership Centers USA, Inc., which conducts business under the name TEC-The Executive Committee. Mr. Scott served as President and Chief Executive Officer and Director of The Actava Group Inc. from February 1991 until April 1994, and from August 1970 to February 1991 served as Chairman, President and Chief Executive Officer of Intermark, Inc. He is also a Director of The Union Bank of California.


MARVIN J. GIROUARD

  Marvin J. Girouard, age 57, has served as President and Chief Operating Officer of the Company and as a Director since August 1988. From May 1985 until August 1988, he served as Senior Vice President - Merchandising of Pier 1 Imports (U.S.), Inc., a wholly owned subsidiary of the Company. He also is a Director of ENSERCH Corporation.


SALLY F. McKENZIE

  Sally F. McKenzie, age 68, has been a Director of the Company since November 1985 and is a member of the Audit Committee. Mrs. McKenzie has served as a volunteer leader on a local, regional and national basis for over five years.


JAMES M. HOAK, JR.

  James M. Hoak, Jr., age 53, has been a Director of the Company since September 1991 and is Chairman of the Executive Committee and a member of the Audit Committee and the Compensation Committee. He has served as Chairman of Heritage Media Corporation since August 1987; Chairman of Hoak Capital Corporation since September 1991; Chairman and President of James M. Hoak & Company since April 1995; and Chairman of HBW Holdings, Inc. since July 1996. From 1971 to 1987, he served as President and Chief Executive Officer of Heritage Communications, Inc. and as its Chairman and Chief Executive Officer from August 1987 to December 1990. From February 1991 to January 1995 he served as Chairman and Chief Executive Officer of Crown Media, Inc. He is also a Director of Dynamex, Inc., MidAmerican Energy Company, PanAmSat Corporation, and Texas Industries, Inc. He is a former Governor of the American Stock Exchange.


MARTIN L. BERMAN

  Martin L. Berman, age 57, has been a Director of the Company since June 1994 and is Chairman of the Audit Committee and a member of the Executive Committee. Since April 1995, he has been Chairman, Chief Executive Officer and a principal of Palisade Capital Management L.L.C. ("Palisade") and since August 21, 1996 he has been Chief Executive Officer of Palisade Capital Securities, L.L.C., a related company. From 1990 to April 1995, he served as a managing director at Smith Barney Inc., prior to which he served as a managing director at Drexel Burnham Lambert, Incorporated.


CRAIG C. GORDON

  Craig C. Gordon, age 42, has been a Director of the Company since March
1995, and is Chairman of the Compensation Committee.   He has served as
President of Off-The-Record Research since November 1994. From April 1987 to March 1995, he was a principal of RCM Capital Management.

Board Meetings, Committees and Fees

  During the last fiscal year, the Board of Directors of the Company met on seven occasions and took action by unanimous written consent in lieu of a meeting on two occasions. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of the Committees on which he or she served.

  Each Director who was not an officer of the Company was paid a fee of $30,000 during the past fiscal year and also received $1,500 for each Board meeting attended, and $500 for each committee meeting attended. Directors receive annual grants of stock options covering 3,000 shares per Director under the Non-Employee Director Stock Option Plan and are eligible to participate in the Company's Stock Purchase Plan by contributing monthly up to the full amount of their Director fees and receiving matching contributions from the Company of 50% of their contributions, excluding contributions made from Board meeting fees and committee fees. In addition, during the past fiscal year Messrs. Hoak, Berman and Gordon each received $1,500 for their service on a special committee to investigate and make recommendations on trading losses. Directors of the Company who are employees of the Company serve without compensation for their services as Directors of the Company.

  Executive Committee. The Executive Committee is entitled to exercise all powers of the Board when the Board is not in session to the extent permitted by law and the Bylaws. The Executive Committee took action by unanimous written consent in lieu of a meeting on one occasion during the last fiscal year. Executive Committee members are Directors Hoak (chairman), Scott, Johnson and Berman.

  The Executive Committee also performs the functions of the nominating committee and is responsible for considering and making recommendations to the Board regarding nominees for election to the Board and Board Committee assignments. The Executive Committee will consider recommendations submitted by Shareholders for nominees for election to the Board.

  Audit Committee. The Audit Committee recommends independent auditors for appointment by the Board and is responsible for reviewing the financial condition of the Company and its internal controls. It also reviews audit and other reports of the independent auditors and actions to be taken thereon by management. The Audit Committee held four meetings during the last fiscal year. Audit Committee members are Directors Berman (chairman), McKenzie and Hoak.

  Compensation Committee. The Compensation Committee establishes and administers incentive-based compensation plans for senior executive officers and reviews and makes recommendations to the Board concerning other compensation policies. The Compensation Committee held three meetings and took action by unanimous written consent on two occasions during the last fiscal year. Compensation Committee members are Directors Gordon (chairman) and Hoak.

Security Ownership of Management

  The following table indicates the ownership on April 1, 1997, of the Company's Common Stock by each Director and nominee, each executive officer named in the Summary Compensation Table, and all Directors and executive officers as a group:

                                 Shares      Percent
                              Beneficially     of
Name                           Owned(1)(2)    Class
----                           -----------   ------
Martin L. Berman. . . . . . .     24,810       * %
Marvin J. Girouard. . . . . .    466,638      1.0
Craig C. Gordon . . . . . . .     16,458       *
James M. Hoak . . . . . . . .     65,600       *
Clark A. Johnson. . . . . . .    798,612      1.8
Sally F. McKenzie . . . . . .     18,384       *
Charles R. Scott. . . . . . .     77,177       *
J. Rodney Lawrence. . . . . .     55,373       *
Stephen F. Mangum . . . . . .      4,208       *
E. Mitchell Weatherly . . . .     44,518       *
All Directors and Executive
  Officers as a Group . . . .  1,649,703     3.6%

------------------

(1) Included in the table are shares acquired through and held by the Company's Stock Purchase Plan. Also included in the table are shares issuable within 60 days of April 1, 1997, to Mr. Girouard (97,091 shares), Mr. Gordon (6,000 shares), Mr. Hoak (15,450 shares), Mr. Johnson (168,118 shares), Mrs. McKenzie (15,963 shares), Mr. Berman (9,150 shares), Mr. Scott (31,658 shares), Mr. Lawrence (21,474 shares), Mr. Weatherly (21,007 shares) and to all Directors and Executive Officers as a group (432,331 shares), upon the exercise of stock options granted pursuant to the Company's 1980 and 1989 Stock Option Plans.

(2) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to his shares.

 *   Represents less than 1% of the outstanding shares of such class.

Security Ownership of Certain Beneficial Owners

  The following table indicates the ownership on April 1, 1997, by each person who was known by the Company to own beneficially five percent or more of any class of the Company's Common Stock:


Name and                               Shares            Percent
Address of                          Beneficially           of
Beneficial Owner                        Owned             Class
--------------------                -------------       ---------

FMR Corp.                           4,586,260 (1)        10.18%
82 Devonshire Street
Boston, Massachusetts  02109

Denver Investment Advisors LLC      3,078,020 (2)         6.9%
1225 17th Street, 26th Floor
Denver, Colorado 80202

Clover Capital Management, Inc.     2,624,561 (3)         5.8%
11 Tobey Village Office Park
Pittsford, New York  14534

Mellon Bank Corporation             2,272,000 (4)         5.03%
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

------------------

(1) Includes 24,760 shares over which such company has sole voting power and 4,586,260 shares over which such company has sole power to dispose or to direct the disposition.

(2) Includes 1,987,000 shares over which such company has sole voting power and 3,072,800 shares over which such company has sole dispositive power and 5,220 shares over which such company has shared dispositive power.

(3) Includes 2,624,561 shares over which such company has shared voting power and 2,624,561 shares over which it has shared dispositive power.

(4) Includes 2,221,000 shares over which such company has sole voting power and 1,061,000 shares over which such company has sole dispositive power and 1,208,000 shares over which such company has shared dispositive power.

                           EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation with respect to the past three fiscal years for services rendered in all capacities to the Company and its subsidiaries by the Chief Executive Officer and the four other most highly compensated executive officers. Mr. Mangum's summary reflects compensation for a partial fiscal year since August 1996.

                                          Summary Compensation Table
                                        Annual Compensation            Long-Term Compensation
                                 ---------------------------------   ---------------------------
                                                         Other                        Securities     All
    Name and             Fiscal                        Annual (1)     Restricted      Underlying   Other(3)
Principal Position        Year    Salary      Bonus   Compensation   Stock Awards(2)  Options(#) Compensation
------------------       ------  --------   --------  ------------   ---------------  ----------  -----------
Clark A. Johnson          1997   $625,000   $703,125    $54,452         $93,757        174,390      $84,764
Chairman and Chief        1996    625,000    625,000     51,522          93,759         36,145       98,400
  Executive Officer       1995    610,000    610,000     50,054          96,078         45,887       65,580

Marvin J. Girouard        1997    425,000    478,125     34,652          53,121        138,821      120,769
President and Chief       1996    392,000    352,800     23,573          49,001         18,892       96,111
  Operating Officer       1995    380,000    342,000     30,702          49,882         23,821       78,582

Stephen F. Mangum         1997    161,500    120,000     66,399           --            30,000          150
Senior Vice President,
  Chief Financial Officer
  and Treasurer

J. Rodney Lawrence        1997    172,500    105,000     23,308           --            20,000       27,321
Senior Vice President,    1996    165,000     75,000     17,184           --            10,000       21,602
  Legal and Secretary     1995    156,000     55,500     18,807           --            10,500       15,029

E. Mitchell Weatherly     1997    162,500    100,000     27,114           --            20,000       26,261
Senior Vice President,    1996    155,000     70,000     19,802           --            10,000       20,778
  Human Resources         1995    147,500     52,000     28,324           --            10,500       15,831

----------------

(1) Includes reimbursements for club dues, automobile expenses, financial planning, medical expenses, moving expenses and aircraft allowance, if applicable.
(2) Dollar value of restricted stock is computed using the closing price of the Common Stock on September 26,
    1996, the date of grant of the restricted stock.  Recipients of such restricted stock awards will receive cash dividends paid on such stock.  Restricted stock held by Messrs. Johnson and Girouard will vest at the times and to the extent that 25% of the stock options granted in conjunction with the award of restricted stock are exercised.  The total amount and the dollar value of restricted stock held at March
    1, 1997, were:  Mr. Johnson, 34,543 shares ($600,185); Mr. Girouard, 25,200 shares ($437,850);  Mr.
    Lawrence 15,845 shares ($275,307); and Mr. Weatherly 14,790 shares ($256,976).  Restricted stock held by
    Mr. Lawrence and Mr. Weatherly was granted under a different plan.

(3) Includes Company matching contributions in fiscal year 1997 for Messrs. Johnson, Girouard, Lawrence and
    Weatherly of $4,260, $3,429, $5,201, and $5,341, respectively, under the Company's 401(k) Retirement
    Plan, of $39,844, $27,078, $8,295, and $7,845, respectively, under the Company's Benefit Restoration
    Plan, and of $40,660, $90,262, $13,825 and $13,075, respectively, under the Company's Stock Purchase
    Plan.  Includes contributions for Mr. Mangum of $150 under the Company's Stock Purchase Plan.

    The Company has entered into Post-Employment Consulting Agreements with Messrs. Johnson, Girouard, Lawrence, Mangum, Weatherly and four other executive officers (individually, an "Executive"). Upon termination of the Executive's employment by the Company prior to retirement other than for "cause" or by the Executive for "good reason," as defined in the agreements, the Company will retain the Executive as a consultant for a maximum of two years, depending on the Executive's number of years of service as an officer of the Company, and pay a monthly fee equal to his base salary immediately prior to termination divided by twelve. The Executive will also receive 50% of the Executive's cost for continuing medical and dental insurance coverage. If the Executive enters into employment during the consulting period that provides compensation equal to or greater than the amount of the consulting fees, the Company will pay the Executive an immediate one-time payment in the amount of 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid prior to reemployment. If the Executive enters into employment during the consulting period that provides compensation less than the consulting fees, the Company will reduce the monthly consulting fee by the amount of the monthly compensation for reemployment and at the end of the consulting period will pay the Executive 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid.

    The Company maintains two Supplemental Retirement Plans to aid in attracting and retaining key executives. Messrs. Johnson, Girouard, Lawrence and Weatherly participate in a plan which provides that upon death, disability, retirement or other termination (but commencing at retirement age), a participant will receive annual benefits over 15 years (or a discounted lump-sum) which, when added to Social Security retirement benefits, generally equal his vested percentage of 50% of the participant's highest average annual salary and bonus (based on a three-year average), but in no event more than $350,000. If a participant retires after age 65, the percentage of his highest average annual salary and bonus used to calculate his benefit is increased above 50% by 5% for each year of service after age 65, but not greater than 65%. Benefits vest for each participant at the rate of 10% per year of service with a maximum of five years of credit allowed for service to the Company prior to participation in the plan. Messrs. Johnson, Girouard, Lawrence and Weatherly are each fully vested. All participants in the plan have elected to receive benefits in a lump sum distribution. Mr. Mangum and four other executive officers participate in a different supplemental retirement plan which provides that upon death, disability, attaining age 65 or later retirement from the Company, a participant will receive an annuity based on annual benefits which, when added to Social Security retirement benefits, generally equal a percentage (calculated as 3% multiplied by the participants's total number of years of service to a maximum of 60%) of the participant's highest average annual salary and bonus (based on a three-year average), but in no event more than $350,000.
Benefits vest for each participant at the rate of 10% per year of participation in the plan. If a participant retires prior to age 65, the percentage of his highest average annual salary and bonus used to calculate his benefit is reduced by 5% for each year his retirement precedes age 65. Mr. Mangum has no credited years of participation in the plan.

                    Option Grants in the Last Fiscal Year

    The following table sets forth information relating to stock options granted during the fiscal year ended March 1, 1997, to the executive officers named in the Summary Compensation Table.

                     Number of     % of Total
                    Securities       Options
                    Underlying     Granted to      Exercise
                      Options     Employees in       Price      Expiration    Grant Date
Name                Granted(1)     Fiscal Year  (per share)(2)     Date    Present Value(3)
----                ----------     -----------  --------------  ---------- ----------------
Clark A. Johnson        24,390         2.98%         $15.38      09/26/06      $140,657
                       150,000        18.36           16.63      12/12/06     1,023,300
Marvin J. Girouard      13,821         1.69           15.38      09/26/06        79,706
                       125,000        15.30           16.63      12/12/06       852,750
Stephen F. Mangum       10,000         1.22           16.00      08/12/06        59,430
                        20,000         2.45           16.63      12/12/06       136,440
J. Rodney Lawrence      20,000         2.45           16.63      12/12/06       136,440
E. Mitchell Weatherly   20,000         2.45           16.63      12/12/06       136,440

----------------

(1) Options to Messrs. Johnson and Girouard covering 24,390 and 13,821 shares, respectively, were granted on September 26, 1996, and become exercisable in installments of 25% of the amount awarded six months after the date of grant and 25% on each of the following three anniversaries of the date of grant.  Options to Messrs. Johnson and Girouard covering
    150,000 and 125,000 shares, respectively, were granted on December 12, 1996, and become exercisable in installments of 50% of the amount awarded on each of the two anniversaries following the date of grant.  Options to Mr. Mangum covering 10,000 shares were granted on
    August 12, 1996, and options to Messrs. Mangum, Lawrence and Weatherly covering 20,000 shares each were granted on December 12, 1996, and become exercisable in annual installments of 20% of the amount awarded beginning one year after the date of grant.  An employee may elect to satisfy his income tax withholding obligations by the delivery of previously owned shares or the withholding of shares otherwise issuable upon exercise of the option.  Options will terminate at the time of termination of employment if the termination is for cause or for resignation without the consent of the Company, or three months after termination in the case of any other termination, or one year after death or disability.

(2) Exercise price is equal to the current market value at the date of grant.

(3) The present value of options on the date of grant was determined using a variation of the
    Black-Scholes option pricing model.  The estimated values under the Black-Scholes option pricing model are based on the following assumptions at the time of grant: an exercise price equal to the fair market value of the underlying Common Stock; option term of 6 years; interest rates of 6.22%, 6.41% and 6.12% for options granted on August 12, 1996,
    September 26, 1996, and December 12, 1996, respectively, which represent the interest rates at such option grant dates of U.S. treasury securities having six-year maturities;
    dividend payment rate of $.16 per share per year; and volatility factors of 27.2%, 27.3%
    and 33.5%, which are based on Common Stock prices for two-year periods prior to each such date of grant.  For purposes of determining these option valuations, a term of six years was used for the length of each option term and the terms of the U.S. treasury securities, rather than the actual 10-year option term.  Six years represents the historical average length of time from grant date to exercise date for all options previously granted by the
    Company.  These assumptions were made as of the time of grant and may or may not be valid assumptions at later points in time.  The actual value, if any, that an executive may realize from the options will be the excess of the market price of the Common Stock on the day of exercising the options over the exercise price of the options. The actual value may or may not be near the value estimated in the table.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

    The following table provides information relating to the exercise of stock options by the executive officers named in the Summary Compensation Table during the last fiscal year, and the number and value of exercisable and unexercisable stock options held by such officers at March 1, 1997.

                                                          Number of
                                                         Securities
                                                         Underlying            Value of Unexercised
                                                         Unexercised               In-the-Money
                                                           Options                    Options
                                                     at Fiscal Year-End        at Fiscal Year-End(1)
                                                  ------------------------   -------------------------
                  Shares Acquired    Value
Name                on Exercise   Realized(2)   Exercisable  Unexercisable   Exercisable Unexercisable
-----             --------------  -----------   -----------  -------------   ----------- -------------
Clark A. Johnson      121,344     $1,337,818      162,020        203,934     $1,531,324    $394,828
Marvin J. Girouard     55,157        608,106       93,636        154,222        797,949     242,839
Stephen F. Mangum        --             --           --           30,000           --        28,650
J. Rodney Lawrence     10,028        126,418       19,724         37,800        209,830     165,638
E. Mitchell Weatherly   8,373        108,556       19,374         37,567        206,741     163,582

-----------------

(1) Computed as the difference between the option exercise prices and $17 3/8 (the closing price of the Common Stock at fiscal year-end).

(2) Computed as the difference between the option exercise prices and the closing market price of the
    Common Stock at the date of exercise.

Board of Directors Compensation Committee Report on Executive Compensation

     The Compensation Committee, which is composed entirely of independent, non-employee directors, establishes and administers incentive-based compensation plans for the senior executives, who are the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, and recommends to the Board of Directors other compensation for the senior executives and compensation for such other officers as the Compensation Committee deems appropriate. The Compensation Committee from time to time retains an independent consultant to assist the Committee in determining compensation levels and programs.

     The Company's overall management compensation philosophy reflects a strong incentive orientation with an aim that more than half of potential senior executive compensation result from performance-based compensation plans. In addition to base salary, executive compensation can include annual bonus, stock options, restricted stock, benefits and perquisites. The Compensation Committee's objective is to provide executives with salaries valued near the size-adjusted median of comparable companies in its industry, and to provide additional incentive compensation. As management responsibility increases, a greater portion of the executive's compensation is directed toward performance-based programs with larger percentages of potential compensation related to the price of the Company's Common Stock. These incentive programs involve short-term bonus plans to reward annual performance and long-term, stock-based plans to reward the enhancement of shareholder value.

     Section 162(m) of the Internal Revenue Code generally prohibits publicly held companies such as the Company from deducting from corporate income all compensation paid to the chief executive officer or any of the four other most highly compensated officers that exceeds for each officer $1,000,000 during the tax year. Qualifying performance-based compensation paid pursuant to plans approved by shareholders will not be subject to this deduction limitation. It is the intent of the Compensation Committee to take reasonable measures to obtain full corporate tax deductions for compensation paid to the Company's executive officers. In this connection, the Compensation Committee intends for awards under the proposed Senior Management Annual Bonus Plan, which is submitted for Shareholder approval at this Annual Meeting, and the Company's employee stock option plan to qualify for the performance-based compensation exclusion applicable to the deduction limitation.

     Base salary levels of senior executive officers are reviewed annually by the Compensation Committee. Salaries are based primarily upon salary levels of executives in comparable companies in the industry and individual performance of the executive during the preceding year. The Compensation Committee considers the factors it deems relevant, but does not assign specific weights to different factors. The salary of the Chief Executive Officer for the 1997 fiscal year was not changed from the $625,000 paid for the 1996 fiscal year.

     During the 1997 fiscal year, the Company maintained an annual bonus plan for senior executives and other employees that paid bonus awards based on the attainment of budgeted levels of pretax income, excluding certain non-recurring items. The Compensation Committee believes that pretax operating income is the main determinant for establishing shareholder value. The target bonus for the Chief Executive Officer and the Chief Operating Officer was 75% of base salary for fiscal 1997 pretax income attaining a level 22% higher than pretax income for the prior year. The plan provided for a minimum bonus of 15% of base salary for pretax income increasing 3% over the prior year and a maximum bonus of 113% of base salary for pretax income increasing 36% over the prior year. The target bonus amounts for other plan participants were set at from 10% to 40% of each participant's base salary, depending on the level of responsibility of the participant, and reflected the average for bonus targets from a broad spectrum of comparable size companies. In fiscal 1997, the Chief Executive Officer earned the maximum bonus of $703,125.

     Long-term incentives are provided through awards under stock option and restricted stock plans. Under the stock option plan, executives and other key employees may be awarded options to purchase Company stock, which in the past have always been at a purchase price of fair market value on the date of grant. Awards under the stock option plan are designed with the intention of promoting the success of the Company and retention of the executive with the Company in a manner that produces value to the employee only when there is a corresponding increase in value to all shareholders. The Company has two restricted stock plans to provide long-term incentives and encourage ownership of stock by management. One plan is currently intended for senior executives and is implemented in conjunction with the granting of stock options. The other plan is designed for other executives and provides for the vesting of restricted stock awards over a ten-year period. Under both plans, executives may vote and receive dividends on unvested restricted stock.

     Long-term incentives for the senior executives are awarded in a combination of stock option and restricted stock awards. Restricted stock is awarded only in conjunction with the granting of stock options and is subject to such restrictions as the Compensation Committee establishes at the time of the award. Rights to transfer the restricted stock will be acquired by the executive only upon the satisfaction of all restrictions. For the past five years, the Company has awarded annually a combination of stock options and restricted stock awards to the Chief Executive Officer and the Chief Operating Officer. Restricted stock was awarded in amounts representing 25% of the shares subject to certain stock options, with the restricted stock vesting at the time the associated stock options are exercised. During the 1997 fiscal year, restricted stock and stock options with exercise prices of market value at the dates of grant were awarded to the Chief Executive Officer and the Chief Operating Officer. The number of currently held options by each executive was not considered in making stock option and restricted stock awards. During the 1997 fiscal year, the Chief Executive Officer was awarded 6,098 shares of restricted stock in conjunction with the granting of options to purchase 24,390 shares under the stock option plan, and was awarded additional options to purchase 150,000 shares.

     The Company provides benefits and perquisites to executive officers to respond to competitive practices in the industry. The Compensation Committee believes these benefits are typical for companies of its size.

                                                  COMPENSATION COMMITTEE

                                                        Craig C. Gordon
                                                       James M. Hoak, Jr.

Company Stock Performance Graph

     The following graph provides an indicator of the percentage change during the Company's last five fiscal years of cumulative total shareholder return, assuming the reinvestment of dividends, of the Company's Common Stock, the S&P 500 Index and the peer group, consisting of 14 specialty and department store retail companies.

                         1992 1993 1994 1995 1996 1997
                         ---- ---- ---- ---- ---- ----
Pier 1 Imports, Inc.     100  117   89  103  144  192

S&P 500 Index            100  111  120  129  174  219

Peer Group               100  115  107   97  102  131

     The companies comprising the peer group are The Bombay Co., Inc., Charming Shoppes, Inc., Dayton Hudson Corporation, Dillard Department Stores, Inc., Duty Free International, Inc., The Gap, Inc., The Home Depot, Inc., The Limited, Inc., Michaels Stores, Inc., Nordstrom, Inc., The Sherwin-Williams Company, Toys "R" Us, Inc., Wal-Mart Stores, Inc., and Walgreen Co.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1988, the Company loaned Mr. Johnson $1,191,928 for the purchase of shares of the Company's Common Stock in the open market. The loan is evidenced by an unsecured promissory note which is payable on demand, and if no demand is made, on December 31, 1997, unless such loan is renewed. The note accrues interest at a floating rate of interest equal to 0.5% over the daily weighted average interest rate applicable to the Company's variable rate indebtedness. The note provides that no less than one-half of the accrued interest will be due and payable on each December 31 and that the remaining accrued interest, as of each December 31, will be added to the principal amount of the note. The loan was granted in conjunction with the termination of 91,080 stock options and the grant of other options to acquire 45,540 shares of Common Stock. Mr. Johnson was permitted to elect to maintain the above-stated options or to surrender for termination such options, and in consideration therefor, be granted options to purchase 50% of the shares subject to the terminated options at an option price equal to the fair market value of the shares on the date of grant and be loaned funds by the Company to purchase up to 100% of the shares subject to the terminated options. As of March 1, 1997, the principal amount of Mr. Johnson's promissory note was $855,729.80.

     In August 1996, the Company loaned Mr. Mangum $100,000 relating to the purchase of a residence. The loan is evidenced by an unsecured promissory note which is payable on demand, and if no demand is made, on August 30, 1998, the note accrues interest at a floating rate of interest equal to 1% above the prime rate as established by the Texas Commerce Bank from time to time. As of March 1, 1997, the principal amount of Mr. Mangum's promissory note was $100,000.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners with respect to the last fiscal year were observed, except that due to an error by the Company one report each was filed late by Charles H. Turner and Sally F. McKenzie.


                PROPOSED SENIOR MANAGEMENT ANNUAL BONUS PLAN

     On March 17, 1997, the Board of Directors adopted, subject to shareholder approval, the Senior Management Annual Bonus Plan. The purpose of the Plan is to encourage superior performance and to reward senior executives of the Company for effective service and to strengthen the ability of the Company to retain and attract the senior management upon which continued growth and profitability of the Company depend.

     In 1993, Section 162(m) of the Internal Revenue Code was enacted to limit deductibility of compensation in excess of $1,000,000 paid during the Company's taxable year to the chief executive officer or any of the four other most highly compensated officers unless the compensation is performance-based and paid pursuant to plans approved by shareholders. The Board of Directors intends for the Plan to satisfy the requirements of
Section 162(m) and is submitting the Plan for Shareholder approval in order to permit full deductibility of all bonus awards under the Plan.

     The Plan will be administered by a committee (the "Committee") composed of two or more "outside directors" so qualifying under Section 162(m). The Compensation Committee of the Board will function as the Committee unless the members of the Compensation Committee do not qualify as outside directors. The Committee will have the power to interpret the Plan and make all determinations necessary or advisable for the administration of the Plan.

     The Committee will select participants in the Plan, who may be any executive officer of the Company.

     Bonus awards under the Plan may only be paid if performance goals specified for the fiscal year are attained and only if the participant is employed by the Company or any of its subsidiaries on the last day of the fiscal year to which the bonus relates. The Committee in its discretion may reduce or eliminate any bonus payable to a participant, but may not increase the amount of any bonus above the amount associated with the performance goal achieved. The Committee will establish the performance goals for a fiscal year prior to the end of the first quarter of that fiscal year. Performance goals may be expressed in terms of one or more financial or other objective goals, which may be Company-wide, on an individual basis or otherwise. Financial goals may be expressed, for example, in terms of sales, operating earnings, net income, earnings per share, cash flow, stock price, return on equity or other return ratios. Other objective goals may include the attainment of various productivity and long-term growth objectives, including for example, reductions in the Company's expense to sales ratios. Performance criteria may be measured in absolute terms, or as a change for the Company from a prior year or years, or as compared to another company or companies. Performance goals must provide: a threshold level of performance below which no bonus payment may be made, levels of performance at which specified percentages of the target bonus will be paid and a maximum level of performance above which no additional bonus will be paid. Performance goals may be, but need not be, different for each fiscal year, and different performance goals may be applicable to different participants. The maximum amount of any bonus that may be paid for any year to any participant is $1,500,000.

     The Board of Directors may at any time suspend or terminate the Plan in whole or in part and may at any time amend the Plan, except that no amendment which requires stockholder approval in order for the Plan to continue to comply with Section 162(m) will be effective until approved by the Company's shareholders. The Committee may amend the Plan as it deems necessary to comply with other applicable laws, rules and regulations.

     For this fiscal year ending February 28, 1998, the Committee selected Clark A. Johnson, Chairman and Chief Executive Officer of the Company, and Marvin J. Girouard, President and Chief Operating Officer, to participate in the Plan. The performance goals for this fiscal year are based on pretax profit and provide for a minimum bonus for each participant of 15% of his base salary if 1998 fiscal year pretax profit attains 84.5% of planned pretax profit for the year, and up to a maximum of 112.5% of his base salary if pretax profit reaches 111.6% of planned pretax profit.

     The Plan will become effective for the 1998 fiscal year if approved by Shareholders. Adoption of the Plan requires the affirmative vote of the holders of a majority of the shares of Common present in person or represented by proxy and entitled to vote at the Annual Meeting. If the Plan is not approved by Shareholders, it will not become effective and no bonuses will be paid under the Plan, but it is anticipated that the Compensation Committee would establish some form of bonus program for the senior executives.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                               OTHER BUSINESS

     No other matters are scheduled to be presented for action at the meeting other than the matters described in this Proxy Statement. If any other business should properly come before the meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

Relationship with Independent Auditors

     The Board of Directors of the Company annually selects independent public accountants to serve as auditors for the upcoming fiscal year. The Board plans to select auditors for the 1998 fiscal year at the meeting of the Board of Directors which follows the Annual Meeting of Shareholders.

     The Board of Directors appointed Ernst & Young LLP as auditors for the Company for fiscal year 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if he so desires and to respond to appropriate questions from Shareholders.

Shareholder Proposals for 1998 Annual Meeting

     The date by which Shareholder proposals must be received by the Company for inclusion in the Proxy Statement for the 1998 Annual Meeting of Shareholders is January 20, 1998.

Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. The services of Shareholder Communications Corporation will be employed for the purpose of facilitating the solicitation. The fees of Shareholder Communications Corporation in this connection will be borne by the Company and are not expected to exceed $5,000 plus mailing and delivery expenses. In addition to solicitations by mail, officers and regular employees of the Company may solicit proxies personally and by telephone or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses.


                           YOUR VOTE IS IMPORTANT

     You are encouraged to let us know your preference by completing and returning the enclosed proxy card.


                                        J. Rodney Lawrence
                                             Secretary

May 20, 1997

                                 APPENDIX I


                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102

                                    PROXY

     Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, June 26, 1997

     The undersigned hereby appoints CLARK A. JOHNSON, MARK L. HART, JR. and
J. RODNEY LAWRENCE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of the Common Stock of Pier 1 Imports, Inc. held of record by the undersigned on May 7, 1997, at the annual meeting of shareholders to be held at 10:00 a.m. local time on June 26, 1997, at the Fort Worth Club, Trinity Room, 306 West 7th Street, 12th Floor, Fort Worth, Texas, and any adjournment thereof.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the directors nominated, "FOR" the Senior Management Annual Bonus Plan.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed and dated on the reverse side)
-----------------------------------------------------------------------------
Item 1. Election of Directors.
                    FOR all nominees [ ]   WITHHOLD AUTHORITY to vote [ ]
                    listed below           for all nominees listed below

                    *EXCEPTIONS      [ ]

Nominees: Clark A. Johnson, Charles R. Scott, Marvin J. Girouard, Sally F.
          McKenzie, James M. Hoak, Jr., Martin L. Berman and Craig C. Gordon

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominees's name in the space below.)

*Exceptions _______________________________________________________________

Item 2. Approval of the proposed Senior Management Annual Bonus Plan.

        FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

Item 3. In their discretion, the Proxies are authorized to vote as described in the Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

                    Change of Address and/or    [ ]
                    Comments Mark Here

        Please date, sign and return promptly in the enclosed envelope.



Signature____________________ Signature____________________ Date_____________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administer, trustee or guardian, please give full title as such.

                                 APPENDIX II


                            PIER 1 IMPORTS, INC.

                     SENIOR MANAGEMENT ANNUAL BONUS PLAN

     1.  Purpose.  The purposes of the Pier 1 Imports, Inc. Senior
Management Annual Bonus Plan (the "Plan)" are to encourage superior performance and reward senior management of the Company for effective service and to strengthen the ability of the Company to retain and attract the senior management upon which continued growth and profitability of the Company depends.

     2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context otherwise requires:

     "Board of Directors" means the Board of Directors of the Company.

     "Bonus" means any annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means a committee appointed by the Board of Directors, which committee shall be composed of not less than two directors of the Company who each qualify as an "outside director" under Treasury Regulations
Section 1.162-27 promulgated under Section 162(m) of the Code or any successor provisions. The Compensation Committee of the Board of Directors shall be the Committee unless its membership does not qualify hereunder.

     "Company" means Pier 1 Imports, Inc., a Delaware corporation, or any successor corporation.

     "Participant" means an executive officer of the Company specified by the Committee for participation in the Plan.

     "Performance Goals" means the criteria and objectives which must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Section 4 hereof.

     "Plan Year" means a fiscal year of the Company for which awards are determined under the Plan.

     3. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to administer and interpret the Plan, to exercise all powers either specifically granted to it under the Plan or as are necessary or advisable in the administration of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which shall be binding on all persons, including the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant) and any stockholder of the Company. A majority of the Committee shall constitute a quorum, and the Committee shall act pursuant to a majority vote or by unanimous written consent. No member of the Board of Directors or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

     4. Performance Goals. Performance Goals for each Plan Year shall be established by the Committee not later than the latest date permissible under Code Section 162(m). Such Performance Goals may be expressed in terms of one or more financial or other objective goals which may be Company-wide, on an individual basis or otherwise. Financial goals may be expressed, for example, in terms of sales, operating earnings, net income, earnings per share, cash flow, return on equity or other return ratios, or stock price. Other objective goals may include the attainment of various productivity and long-term growth objectives, including for example, reductions in the Company's overhead ratio and expense to sales ratios. Any criteria may be measured in absolute terms, as a change from a prior year or years, or as compared to another company or companies. To the extent applicable, any such Performance Goal shall be determined in accordance with the Company's audited financial statements and generally accepted accounting principles. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be, but need not be, different for each Plan Year and different Performance Goals may be applicable to different Participants.

     5. Bonuses. (a) General. Payment of the amount of a Bonus for a particular Plan Year shall be made only if and to the extent the specified Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company or any of its subsidiaries on the last day of such Plan Year. The Committee may, in its discretion, reduce or eliminate the amount of any Bonus payable to any Participant, based upon such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Bonus payable to any Participant above the amount established in accordance with the relevant Performance Goals.

     (b) Certification and Payment. Payments of any Bonus shall be made only after the Committee has certified the achievement of the required Performance Goals. After such certification the Company shall pay in cash or as otherwise determined by the Committee the applicable amount of the Bonus to the appropriate Participant.

     (c) Maximum Payment. No Bonus shall be paid to any Participant in excess of $1,500,000 for any Plan Year.

     6. General Provisions. (a) Compliance With Legal Requirements. The Plan and the granting of Bonuses, as well as the other obligations of the Company under the Plan shall be subject to all federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

     (b) No Right To Continued Employment. Nothing in the Plan or in any Bonus shall confer upon any Participant the right to continue in the employ of the Company or any of its subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate such Participant's employment.

     (c) Withholding Taxes. The Company or any subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

      (d) Amendment and Termination of the Plan. The Board of Directors may at any time and from time to time alter, amend, suspend. or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Code
Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. The Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Bonus previously paid under the Plan.

     (e) Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, nor is there any obligation for uniformity of treatment among Participants.

     (f) Unfunded Status of Bonus. The Plan is intended to constitute an "unfunded" plan for incentive compensation. Nothing contained in the Plan or any Bonus shall give any Participant any rights with respect to any Bonus payments which at any time have been certified by the Committee but not yet paid to a Participant that are greater than those of a general creditor of the Company and/or its subsidiaries.

     (g) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof.

     (h) Effective Date. The Plan shall become effective with respect to the 1998 Plan Year, provided that the Plan shall have been approved at the 1997 Annual Meeting of Shareholders by the requisite approval of the shareholders of the Company required under Section 162(m) of the Code.

     (i)  Interpretation.  The Plan is designed and intended to comply with
Section 162(m) of the Code, and all provisions hereof shall be construed in a manner so to comply.